Exhibit 99.1

Skyward Specialty Adds Anthony J. Kuczinski to Board of Directors

May 16, 2023

HOUSTON, May 16, 2023 (GLOBE NEWSWIRE) -- Skyward Specialty Insurance Group Inc.TM (NASDAQ: SKWD) (“Skyward Specialty” or “the Company”), a leader in the specialty property and casualty market, is pleased to announce the addition of Anthony J. Kuczinski to its Board of Directors effective August 1, 2023. With more than 38 years of industry expertise, Kuczinski adds unmatched knowledge and experience to the Skyward Specialty board.

Widely recognized through the insurance industry for his ability to drive long-term profitable growth, Kuczinski spent 34 years at Munich Re, serving as President and Chief Executive Officer for 15 years of Munich Reinsurance US Holdings. In addition to his storied career at Munich Re, Kuczinski has assumed numerous leadership positions on the boards of key industry organizations, including The Institutes, Reinsurance Association of America and the American Property Casualty Insurance Association.

“We are thrilled to welcome Tony to our Board of Directors. Tony’s career accomplishments, extensive experience, industry leadership and personal character make him an outstanding addition to our board,” said Andrew Robinson, Skyward Specialty CEO. “I speak for our entire Skyward Specialty board in welcoming Tony. We look forward to his contributions.”

About Skyward Specialty

Skyward Specialty (NASDAQ: SKWD) is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions -- Accident & Health, Captives, Global Property, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S.

Skyward Specialty’s subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) by A.M. Best Company. For more information about Skyward Specialty, its people, and its products, please visit skywardinsurance.com.

Media Contact

Haley Doughty

Skyward Specialty Insurance Group

713-935-4944

hdoughty@skywardinsurance.com